Exhibit 10.36

MEMORANDUM OF AGREEMENT OF LEASE
(the “Lease”)

MADE AND ENTERED INTO AT THE CITY OF MONTREAL, PROVINCE OF QUEBEC, AS AT THE 30th DAY OF SEPTEMBER 2021.

BY AND BETWEEN:

THE LINGER CORPORATION

A corporation incorporated under the Canada Business Corporation Act, having its head office Place du Canada, 94 Sunnyside Ave, Westmount QC H3Y 1C8 Canada represented by Walter Bloom duly authorized as he so declares;

Hereinafter called the “Lessor”;
AND:

 SMART FOR LIFE CANADA INC.

A corporation incorporated under the Canada Business Corporation Act having its head office at 6525 Décarie Blvd. Suite GR-3, herein represented by Ryan Zackon its, CEO and Alan Bergman its CFO, both duly authorized as they so declare;

Hereinafter called the “Lessee”:

The Lessor and Lessee hereinafter collectively called the “Parties”.

WHEREAS the Lessor has agreed to lease to the Lessee and the Lessee agreed to lease from the Lessor the Premises hereinafter described upon the terms and conditions contained in this Lease.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein and the respective rights and obligations of the Lessor and the Lessee, the Parties agree as follows;

(1) DESCRIPTION Of: LEASED PREMISES

1.1 The LESSOR does hereby lease unto the LESSEE, hereto present and accepting, the following described premises, namely;

1.2 “Leased Premises” signifies the approximate boundaries of which are outlined in red on SCHEDULE “A”, are located on the ground floor of the buildings (“Building”) bearing civic number 6525 Décade Boulevard, in the City and District of Montreal, and are designated as suite number GR-3. The Leased Premises comprise a net area (“Net Area”) of approximately ONE THOUSAND FOUR HUNDRED AND EIGHTY-FIVE square feet (1,485 sq.ft.) measured from the outside of the common area walls and exterior walls and from the centre line of all demising walls separating the Leased Premises from adjacent premises; and comprise a gross area (“Gross Area”) of approximately ONE THOUSAND SIX HUNDRED THIRTY-THREE POINT FIVE (1,633.5) square feet, being the Net Area plus Lessee’s share of common and service areas. Common and service areas are calculated at ten percent (10%) of the Net Area.

1.3 “Land” signifies a certain emplacement situated in the City of Montreal, Province of Quebec, known and designated as being lot number TWO MILLION SIX HUNDRED FORTY-EIGHT THOUSAND THIRTY-SIX (2 648 036), of the Official Cadastre of Quebec, Registration division of Montreal, bearing civic address 6525-6565 Décade Boulevard, in the City and District of Montreal

(2) TERM

2.1 The term of the Lease (“Term”) shall commence on the First (1st) day of October 2021 and shall expire on the thirty-first (31st) day of September 2024.

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(3) RENT

3.1 The Lessee shall pay throughout the Term to the Lessor, as more fully set out in Lease, without deduction, diminution, abatement, and compensation or set-off:

(a)	From the First (1st) day of October 2021 to the thirty-first (31st) of September 2024 an annual gross base rent, calculated on the basis of TWENTY-THREE DOLLARS ($23.00) per square foot equalling to a total of THIRTY SEVEN THOUSAND FIVE HUNDRED SEVENTY DOLLARS AND FIFTY CENTS ($37,570.50), plus GST and OST and payable in equal and consecutive monthly instalments of THREE THOUSAND ONE HUNDRED THIRTY DOLLARS AND EIGHTY-EIGHT CENTS ($3,130.88), plus GST and QST and payable in advance on the first day of each and every calendar month (the “Base Rent”);

(b)	As “Additional Rent” to be paid by the Lessee within thirty (30) days of receipt of the invoice from the Lessor:

(i)	Lessee’s “Proportionate Share” representing THREE POINT FIFTY- THREE PERCENT (3.53%) of all Real Estate Tax Increases in each Fiscal Tax Year over the Base Tax. “Base Tax” means School Taxes for the Fiscal Tax Year from July 1, 2021 to June 30, 2022 and Real Estate Taxes for Fiscal Tax Year 2021 imposed against the Building and its Land, including the portion of the Lessor’s Property Real Estate Tax account which was formerly assessed directly to the Lessee of the Leased Premises as business taxes in 2002 and a sum equal to that portion which was formerly charged to the Lessee as water taxes (charged to the Lessor), and any SURTAX ON NON-RESIDENTIAL IMMOVEABLE AND THE WATER AND SERVICES TAX ON NON-RESIDENTIAL IMMOVABLES WHICH SHALL BE PAID ACCORDING TO SECTION 7 HEREOF.

(ii)	The Lessee’s Proportionate Share representing THREE POINT FIFTY-THREE PERCENT (3.53%) of all Operating Expense Increases (Increases of Operating Expenses compared to Operating Expenses in the Base Escalation Year), excluding the costs relating to heating and air conditioning, in each Lease Year over the Operating Expenses in the Base Escalation Year. Base Escalation Year is the calendar year expiring December 31st 2021;

(iii)	Base Rent includes all costs and charges for heating, air conditioning, and electricity consumed in the Leased Premises:

3.2 The Parties understand and agree that the Lessee is a completely new entity that has no relationship with any previous tenant the Lessor may have had in the Premises. This Lease has no connection to the previous one entered with previous entity. Any financial relationship that Lessor may have with previous tenants should be handled with them at the close of the previous lease which shall end September 30th 2021 at the latest. For the purpose of this Lease, all Parties should acknowledge that the Lessee is and shall be treated as a new tenant coming into the Premises with no previous relationship.

(4) NO TACIT RENEWAL

4.1 Notwithstanding any present or future legislation to the contrary, including without limitation Article 1879 of the Civil Code of Quebec, neither this Lease nor the Term hereby granted will be subject to tacit renewal. Should the Lessee remain in possession of the Leased Premises after the expiry of the Term without the express written consent of Lessor, the Lessee shall be deemed to be occupying the Leased Premises as a Lessee from month to month, at a monthly rent payable in the advance of the first day of each month equal to one-twelfth (1/12th) of ONE HUNDRED AND TEN PERCENT (110%) of the aggregate of the Base Rent and Additional Rent payable in the last twelve-month period of the Term, the whole without prejudice to all other rights and recourses of the Lessor as a result of the Lessee’s failure to surrender the Leased Premises.

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(5) FREE BASE RENT

5.1 As the Lessee has accepted the Leased Premises in their present state and condition “AS IS” and as the Lessee will carry out all renovations and leasehold improvement in accordance with section 14 and notwithstanding the provisions of sections 2 and 3 hereinabove, there shall be no Base Rent or Additional Rent payable by Lessee for the months of October 2021, November 2021 and December 2021. However, Lessee shall be bound by all terms and conditions of this Lease during said rent-free months, the same as during rent-paying months of Term;

(6) INITIAL DEPOSIT

6.1 Lessee has deposited by cheque the total sum of THREE THOUSAND ONE HUNDRED THIRTY DOLLARS AND EIGHTY-EIGHT CENTS ($3,130.88) in payment of Base Rent, excluding GST and QST, payable under section 3 hereinabove, in the month of September 2021 (the “Initial Deposit”). The Parties hereby agree that the Initial Deposit shall be applicable towards the payments of Base Rent for month of January 2022 of the Term.

(7) WATER AND SERVICES TAX, SURTAX, BUSINESS AND SALES TAXES AND GST

7.1 In addition to the Base Rent, throughout the Term, the Lessee shall pay for its Proportionate Share of the municipal surtax (if any) and a sum equal to that portion of the Lessor’s property real estate tax account which was formerly assessed directly to the Lessee of the Leased Premises as business taxes in 2002 and a sum equal to that portion which was formerly charged to the Lessee as water taxes, it being the intention that the Lessee pay the Lessor upon demand for its Proportionate Share of such discontinued business and water taxes now included in the Lessor’s real estate taxes for the Building;

7.2 Should the manner of collection of any or all of the rates or taxes mentioned herein above be changed such that said rates or taxes are billed directly or indirectly to Lessor or to Building, Lessee shall save Lessor harmless from said new rates or taxes and shall reimburse Lessor for Lessee’s Proportion Share of said new rates or taxes;

(8) USE OF PROPERTY

8.1. The Premises shall be used for retail activities, consulting, office space and storage of inventory, and for no other purpose.

8.2 The Lessee shall not do, permit, store or install anything in the Leased Premises which would conflict with the rules of the Fire Underwriters Survey or with the rules, regulations, laws, by-laws, ordinances, or other requirements of any public or quasi-public authority having jurisdiction relative to the Leased Premises or in the activities carried on therein, nor shall the Lessee install or store in the Leased Premises any effects which would adversely affect the structural integrity or solidity of Building, or any part thereof. Furthermore, the Lessee shall not permit the introduction into the Leased Premises or the Building of any machine or mechanical device of any nature whatsoever which may be liable to cause objectionable noise or vibration or be injurious to the Leased Premises or Building.

(9) INSURANCE

9.1 The Lessee shall, during the Term, provide and keep in force, relative to the Leased Premises:

(a)	Comprehensive general liability insurance with respect to the business carried on, in or from the Leased Premises and the use and occupancy thereof for bodily injury and damage to property of others, in an amount no less than TWO MILLION DOLLARS ($2,000,000.00) for each occurrence. Said comprehensive general liability insurance shall name the Lessor and the building management company A.I.Z. Realties Ltd. (Quebec Enterprise Number: 1143345909) (“A.I.Z.”) as insured and the Lessee must provide proof of said insurance on a yearly base;

(b)	All risk insurance, including the perils of fire, extended coverage, leakage from sprinkler and other fire protective devices, earthquake, collapse and flood, in respect of furniture, equipment, inventory, stock-in-trade, fixtures and leasehold improvements located within the Leased Premises and in respect of such other property located in or forming part of the Leased Premises (including portions of any mechanical or electrical system of the Building installed by the Lessee in the Leased Premises) as the Lessor may reasonably require from time to time, and in amounts not less than Ninety Percent (90%) of the full replacement cost in each case:

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(c)	The Lessee’s legal liability insurance in such amount as the Lessor shall reasonably require:

(i)	All contracts of insurance required herein to be maintained by the Lessee shell be with a company or companies duly licensed to do business in the Province of Quebec and ordinarily engaged, inter alia, in the business of insuring against such risks and reasonably acceptable to the Lessor, the Lessee, and if required any creditor of the Lessor who may, from time to time, have hypothecary or other real rights in the Building with loss payable to the said parties as their respective interests may appear therein. Any such policies of insurance shall be in form and substance subject to the approval of the Lessor which said approval shall not be unreasonably withheld and shall contain provisions whereby the insurers shall not be subrogated in any rights which the Lessee may have against the Lessor in respect of the indemnities paid pursuant thereto so that, in the event of loss, the insurer or insurers shall have no recourse of any nature whatsoever against either the Lessor or the Lessee. The policies of insurance may not be cancelled or permitted to lapse unless the insurer notifies the Lessor in writing at least Thirty (30) days prior to the date of cancellation or lapse and shall name the Lessor and A.I.Z. as insured and the Lessee must provide proof of said insurance on a yearly base:

(ii)	The Lessee agrees that if the Lessee fails to take out or keep in force such insurance as is required under the provisions of this Section, the Lessor will have the right to do so and to pay the premium therefor and, in such event, the Lessee shall repay the Lessor the amount paid as premium, together with interest thereon at the rate herein stipulated, which repayment shall be collectible as Additional Rent payable on the first day of the next month following the said payment by the Lessor:

(iii)	The Lessee shall pay all extra premiums of insurance that any company or companies with which the Building or the contents thereof may be insured, would reasonably exact by reason of anything carried into the Leased Premises or stored therein by the Lessee or any activity carried on therein by the Lessee:

(iv)	Concurrent with the commencement of the Term and thereafter prior to the expiry of any insurance policy maintained by the Lessee pursuant to the terms of the present Section, the Lessee shall deliver to the Lessor, without demand, copies of all policies of insurance maintained by it as herein required. If the Lessee fails to deliver such policies as aforesaid, it shall be presumed not to have taken out or maintained in force the appropriate insurance as herein required;

(v)	The Lessee shall not do or commit any act upon the Leased Premises or bring into or keep upon the Leased Premises any article which will affect the fire risk or increase the rate of fire insurance or other insurance on the Building;

(vi)	The Lessee shall comply with the rules and regulations of the Canadian Underwriter’s Survey or any successor body, and with the requirements of all insurance companies having policies of any kind whatsoever in effect covering the Building, including policies insuring against tort or dialectal liability;

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9.2 During the Term the Lessor shall obtain and maintain in full force and effect during the Term such insurance for such occurrences, and in such amounts and on such terms and conditions and with such deductibles that are reasonable for an immovable similar to the Building. Said insurance shall include:

(a)	insurance on the Building, including improvements and equipment contained in the Building owned or leased by the Lessor or which the Lessor desires to insure in an amount not less than the full replacement cost thereof against loss or damage by fire and other risks contained in fire insurance policies with endorsements generally known as extended coverage (including without limitation flood and earthquake coverage) and riot, vandalism and malicious acts endorsement or at the Lessor’s option “all risks” insurance;

(b)	broad boiler, machinery and unfired pressure vessel insurance, including repair or replacement coverages in an amount as the Lessor may from time to time determine:

(c)	public liability insurance for bodily injury and property damage in such amount as the Lessor may from time to time determine:

(d)	rental income insurance covering such occurrences, in such form and with such period of indemnity as the Lessor may determine:

(e)	such other insurance in such amounts and on such terms as the Lessor, in its discretion, may determine or a mortgagee may require.

(10) OPERATING EXPENSES

10.1 “Operating Expenses” means all expenses actually incurred by the Lessor in connection with the operation, maintenance, administration, ownership, repair and replacement of the Building. By way of example and without restricting the generality of the foregoing, the term “Operating Expenses” shall include:

(a)	The cost of all necessary maintenance, painting, repairs, and replacements of those parts of the Building which are not, under the terms hereof the exclusive responsibility of the Lessee including, without restriction, the repair, replacement, rebuilding or reconstruction of the same as a reasonable and careful owner would normally do including, but without limiting the generality of the foregoing, the cost of all necessary repairs, replacements and reconstructions, as are normally considered to be of a structural nature or “grosses réparations” and any alterations to the Building rendered necessary by any requirement of any public or quasi-public authority having jurisdiction therein, (including, without restriction, the company or companies with which the Building or any part thereof is insured and the Fire Underwriter’s Survey);

(b)	All forms of insurance in such amounts and subject to such terms and conditions Lessor or its secured lender considers advisable, including without limitation, comprehensive general liability insurance for the Lessor’s operation of the Building for bodily injury or death and damage to property of others; fire and extended paralyse (or at the Lessor’s option on “all-risks” basis), leakage from sprinklers and other fire protection devices for the Building and all property and systems not to be insured by any tenant; boiler and pressure vessel insurance; insurable gross profits including loss of rentals.

(c)	Cleaning, snow and ice removal, gardening, landscaping, garbage and waste collection and disposal;

(d)	All utilities in or for the Building not chargeable to any specific premises including, without limitation, electricity, fuel, water and sewer;

(e)	Rental of any equipment and signs, and the cost of building supplies used in the operation, maintenance, repair and replacement of any portion of the Building or the Land;

(f)	Salaries, wages, medical, surgical and general welfare benefits (including group life insurance and pension payments) for all personnel to the level of building manager engaged by the Lessor or by any corporation acting on behalf of the Lessor in the operation, maintenance, repair, or replacement of the Land and/or the Building as well as employer taxes and contributions, workmen’s compensation insurance and unemployment insurance contributions on behalf of all personnel engaged by the Lessor or by any corporation acting on behalf of the Lessor in the operation, maintenance, repair or replacement of the Land and/or the building;

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(g)	Service contracts with independent contractors for performing any services, the costs of which are included within Operating Expenses;

(h)	Operating, maintenance, repair and replacement of the parking facilities and elevators of the Building;

(i)	Any modification or addition to the Building and/or the machinery and equipment therein and thereon where in the reasonable opinion of the Lessor such expenditure may reduce Operating Expenses, or any additional equipment or improvements required by law or in the Lessor’s reasonable opinion is for the benefit or safety of Building users;

(j)	Periodic depreciation calculated in accordance with generally accepted accounting principles of the cost of any repair, maintenance, renovation or replacement as determined by Lessor’s auditors, together with interest on the undepreciated capital cost thereof at a rate equal to two percentage points per annum in excess of the rate of interest from time to time charged to Lessor by its principal banker at the beginning of each Fiscal period on the undepreciated capital cost of all such items being depreciated from time to time;

(k)	Telephone, telegraph, stationery, audit and accounting fees, legal costs and expenses, water and business tax, licenses and fees, interest expense and finance charges upon the Land and/or Building;

(l)	All management fees payable to a corporation engaged by the Lessor to manage the Building and Land on its behalf.

(m)	All Operating Expenses are included in the fee charged for Base Rent

(11) ASSIGNMENT SUBLET AND SHARES POSSESSION

11.1 Except to associated corporations or non-arm’s-length persons as defined in Section 251 of the Income Tax Act (Canada). as amended Lessee’s rights under this Lease may not be transferred or assigned to any person, firm or corporation without the Lessor’s prior written consent, which consent shall not be unreasonably withheld. In the event of any purported transfer or assignment of such rights, except as above noted, the Security Deposit shall be forfeited to the Lessor as partial payment of the damages the Lessor will suffer due to the Lessee’s default, the whole without prejudice to the Lessor’s other recourses, including, without limitation, the annulment of this Lease, except if such transfer or assignment is approved by the Lessor;

11.2 The Lessee will not sublet the Leased Premises or any part thereof, or assign the Lease without the prior written consent of the Lessor, which consent shall not be unreasonably or arbitrarily withheld, provided, however, that at all times the Lessee shall remain jointly and severally liable with the assignee or sub-lessee, without novation or benefit of discussion or division, for the payment of Base Rent and the performance of all the other Lessee’s obligations under this lease. Notwithstanding the preceding sentence, in preference to the Lessee’s granting or refusing consent to the proposed assignment of sublet, the Lessor may elect to terminate the Lease. In the event that the Lessor elects to terminate the Lease. the Lessee may advise the Lessor that the Lessee wishes to remain in the Leased Premises, in which case the Lease shall remain in full force for the balance of the Term;

(12) INSPECTION AND REPAIRS

12.1 The Lessee shall, at all times during the Term, at its own cost and expense, promptly affect all requisite Lessee’s repairs and replacements and maintain such in first-class order and condition. The Lessee shall give the Lessor prompt written notice of any accident to or defect in the water pipes, steam pipes, heating and, electrical light, wires or other services, upon discovery of same by the Lessee, of any portion of the Leased Premises;

12.2 The Lessor or any employee, servant or agent of the Lessor shall be entitled at any time and from time to time to enter and examine the state of the maintenance, repairs, decoration and order of the Leased Premises and otherwise ascertain whether the Lessee is adequately fulfilling its obligations under the terms of the present Section. The Lessor may give notice to the Lessee requiring that the Lessee perform such maintenance or effect such repairs or replacements as may be found necessary pursuant to such examination but the failure of the Lessor to give such notice shall not, however, relieve the Lessee from any of the obligations assumed by it hereunder;

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12.3 If the Lessee fails to make any such repairs or replacements or effect any maintenance within thirty (30) days after written notice from the Lessor requesting the Lessee to do so, provided that such repairs, replacements or maintenance, may reasonably be made within the said period, the Lessor may, without prejudice to any other rights or remedies he may have, make such repairs, replacements or effect any maintenance, and charge the cost thereof to the Lesser. Any costs chargeable by the Lessee hereunder, or in virtue of any other clause of these presents, shall be payable forthwith on demand as Additional Rent and shall bear interest at the rate specified hereunder. Nothing herein shall be construed to obligate or require the Lessor to make any repairs, replacements or affect any maintenance to the Leased Premises but the Lessor shall have the right, at any time, to make urgent repairs without notice to the Lessee and charge the costs thereof to the Lessee, unless the Lessee is able to make said urgent repairs in the same timely manner that the Lessor is intending to. Control and possession of the Leased Premises (subject to the rights of the Lessor as herein provided) and the rights enjoyed by the Lessor under the terms of the present paragraph are exclusively with a view to allowing the Lessor to be informed as to whether or not the Lessee is fulfilling the obligations incumbent upon it hereunder;

12.4 The Lessor shall, at all times during the Term, at its own cost and expense:

(a)	Maintain the common areas of the Building in good condition and shall, regularly, clean the common areas with reasonable diligence;

(b)	Ensure that the Building is accessible at all times. Furthermore, the Lessor shall provide heating, ventilation and air conditioning for the Leased Premises and the Building so that the temperature inside the Leased Premises, the installations and the Building are maintained at an acceptable and comparable level to that of a building of the same category during all hours the Lessee operates its business (usually 7am to 6pm Monday to Friday, 9ap to noon on Saturday, and Sunday on a per need basis);

(c)	Ensure that the following services are executed: snow and ice removal, gardening, landscaping, garbage and waste collection;

(d)	Do all things that a landlord acting reasonably and within its control to ensure that the other tenants of the Building do not create any disturbances which would result in the Lessee, its employees and/or its customers to not reasonably enjoy the use of the Leased Premises;

(e)	Ensure the delivery of the electric current to the Leased Premises and all of common areas for the lighting and energy requirements of the Lessee to properly run its business. The Lessor hereby authorizes the Lessee to use all the electrical outlets but Lessor does not warrant all outlets are in working order as it did not install them in the Premises but does however warrant the working order of the electrical system installed on the Building;

(f)	Ensure the delivery of water to the Leased Premises and all of common areas for the Lessee to properly run its business but Lessor does not warrant all outlets are in working order as it did not install them in the Premises but does however warrant the working order of the water system installed on the Building;

(g)	Do all things that a landlord acting reasonably and within its control would do in order to guarantee the peaceable enjoyment of the Leased Premises by the Lessee.

(13) DAMAGE

13.1 If at any time during the Term, the Leased Premises or other portions of the Building are wholly or partly destroyed or damaged by hazards insured against by the Lessor (whether or not the Leased Premises are damaged or destroyed), then subject to immediately preceding Section 12.3 and notwithstanding the Civil Code of Quebec or any other legislation to the contrary, this Lease shall remain in full force and effect. In such event, there will be no abatement or diminution of any Rent, unless the Leased Premises are damaged in whole or in part, in which event Base Rent and all other Rent Payable on a monthly basis will abate in the same proportion that the floor area of the Leased Premises damaged or destroyed, bears to the Net Area. However, should the damaged or destroyed area of the Leased Premises be greater than X square feet OR X % of the Net Area, all Base Rent and Additional Rent shall be fully abated until the earlier of the date that the damaged portions of the Leased Premises are substantially repaired or the date that the rental income insurance proceed attributable to the Rent being abated cease to be paid by the Lessor’s rental income insurers. Any abatement will occur from the date of the damage or destruction until the earlier of the date that the damaged portions of the Leased Premises are substantially repaired or the date that the rental income insurance proceed attributable to the Rent being abated cease to be paid by the Lessor’s rental income insurers.

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13.2 Subject to Section 13.4, if the Leased Premises are damaged or destroyed in whole or in part, the Lessor will commence and proceed diligently to reconstruct, rebuild or repair the Leased Premises, which may be modified by the Lessor to be consistent with the plans, specifications and design criteria chosen by the Lessor at the relevant time. Subject to Section 13.3, if other portions of the Building are damaged or destroyed, the Lessor will commence and proceed with reasonable diligence to repair such damaged portions to the extent only of the Lessor’s obligations pursuant to the leases then in force with the tenants occupying such damaged portions, including the Lessee as the case may be, which may be modified by the Lessor to be consistent with the plans, specifications and design criteria chosen by the Lessor at the relevant time.

13.3 The Lessor will be under no obligation to restore the Leased Premises or the Building to exactly the same condition and state as they existed before any damage or destruction, and under no circumstances will the Lessor be liable to the Lessee for any loss or damage occasioned by such fire or other cause, nor to pay any allowance to the Lessee in the event of rebuilding.

13.4 Notwithstanding anything contained in this Lease to the contrary and specifically, notwithstanding the provisions of Sections 13.1 or 13.2, if the Building is totally or partially damaged or destroyed (whether the Leased Premises are affected or not), and:

(a)	In the Lessor’s reasonable opinion, the damaged or destroyed portions cannot reasonably be repaired, restored or rebuilt within twelve (12) months following the occurrence; or

(b)	The costs as estimated by the Lessor, of repairing, restoring or rebuilding the damaged or destroyed portions will exceed the proceeds of insurance available for repairing, restoring or rebuilding such portions,

Then in any of the above cases, the Lessor may, at its option (to be exercised by written notice to the Lessee within ninety (90) days following any such occurrence elect to terminate this Lease.

13.5 If the Lessor elects to terminate this Lease, then the following will occur:

(a)	If the Leased Premises have been rendered wholly un-tenantable, the termination will take effect from the date of the damage or destruction and all Base Rent and Additional Rent will be adjusted to that date without prejudice to any pre-existing claims of the Parties.

(b)	If the Leased Premises have been rendered only partly un-tenantable and the Lessee has occupied or has been reasonably capable of occupying any part of the Leased Premises since the date of the damage or destruction, the Lease will terminate ten (10) days from receipt of the Lessor’s notice. All unabated Base Rent and Additional Rent and other items of Rent will be adjusted to that date, and only the Base Rent and such items of Rent as are covered by the Lessor’s rental insurance policy will abate from the date of the damage or destruction until the date of termination in the proportion that the floor area of that portion of the Leased Premises rendered un-tenantable bears to the Net Area, without prejudice to any pre-existing claims of the Parties.

(c)	If any damage or destruction contemplated by this Article 13 is caused by the fault, neglect or want of skill of the Lessee, its officers, agents, employees, contractors, sub-contractors, servants, visitors, customers, invitees or licensees or those under its care and control, then without prejudice to the rights of subrogation of the Lessor’s insurers, the Lessee shall be liable for all costs and damages to the Lessor and other tenants of the Building as a result of such damage, all of which damage may be repaired by the Lessor at the Lessee’s expense. In no event shall there be any abatement of diminution of Rent if this Section 13.5 (c) applies.

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(14) IMPROVEMENTS AND ALTERATIONS

14.1 The Leased Premises shall be delivered by Lessor to Lessee in their present state and condition “As Is” with the exception of those portions of SCHEDULE “B” hereto designated as being “Lessee’s Work”.

14.2 All other improvements and decorations required by the Lessee shall be executed in accordance with good building practices and shall be done by a licensed contractor in accordance with detailed drawings and specifications prepared by a duly qualified architect or licensed designer at the Lessee’s expense, which detailed drawings and specifications must be submitted to and approved in writing by the Lessor prior to the commencement of such work, which consent of the Lessor shall not be unreasonable withheld or unduly delayed. The Lessor allows the Lessee to begin improvements on September 27 2021, in advance of the effectiveness of this lease.

14.3 The Lessee shall not make or perform any alterations, additions or improvements, whether of a structural or non-structural nature, in the Leased Premises unless the plans and specifications therefore shall have been submitted to the Lessor prior to the commencement of such alterations, additions or improvements and the latter shall have given its prior written consent thereto which consent shall not be unreasonably withheld or unduly delayed. All such alterations, additions or improvements made by the Lessee under the terms of the present section shall be promptly executed by contractors or subcontractors reasonably acceptable to the Lessor (without the Lessor thereby being in any way liable for any damage or other loss or deficiency arising from or through such work) in accordance with the approved plans and specifications and all applicable laws, by-laws, regulations and ordinances or all public and quasi-public authorities having jurisdiction relative to the Building, including, without restriction, and any company or companies which the Building may, at the time, be insured by and the Lessee shall be responsible for all costs incurred in connection with such alterations and improvements the whole to the entire exoneration of the Lessor. The Lessor hereby undertakes that there shall be no conflict caused with any union or other contract to which the Lessor, its contractor, contractors or any subcontractors may be a party, and, in the event of any such conflict, the Lessee shall forthwith have removed from the Building, the Lessee’s conflicting contractor or contractors and their employees. The Lessee shall Maintain adequate general liability insurance for the protection of the Lessor and the Lessee as the Lessor may reasonably require. Nothing herein contained may be so interpreted as to permit the Lessee to perform any act, retain any service, purchase any materials or cause to be performed any works which would give rise to a legal hypothec on the Building;

14.4 Notwithstanding the foregoing, the value of the Leased Premises shall not, as a result of any work proposed to be carried out by the Lessee, be less than the value of the Leased Premises before the commencement of such work and the Lessor shall the sole judge of such value. If the cost of any work shall be in excess of FIFTEEN THOUSAND DOLLARS ($15,000.00) as reasonably estimated by the Lessor, the Lessor may require the Lessee to furnish security satisfactory to the Lessor guaranteeing the completion of the work and the payment of the cost thereof free and clear of all conditional bills of sale, pledges, privileges, workmen’s and suppliers’ liens and legal hypothecs. All work, when completed, shall be comprised in and form part of the Leased Premises and shall be subject to all the provisions of this Lease. Any connection of apparatus to the electrical system other than a connection to an existing base receptacle, any connection of apparatus to the plumbing lines, or any connection to the heating and/or air-conditioning system, shall be deemed to be an addition or improvement for the purposes of this Section;

14.5 In the event that the Lessee shall elect to perform any alterations, additions or improvements to the Leased Premises in accordance with the terms of this Section hereof, all such alterations and improvements may be performed only under the general supervision of the Lessor;

14.6 At the expiry of the Term, the Lessee, shall, at the option of the Lessor, either remove all or any specified portion of the Lessee’s Work and alterations, additions or improvements performed or constructed by the Lessee or by the Lessor on the Lessee’s behalf and restore the Leased Premises to substantially the same condition in which the same were found prior to the performance or constriction of any such Lessee’s Work, alterations, additions or improvements (save for such Lessee’s Work, alterations, additions or improvements as the Lessor permits to remain). With the exception of any improvements or renovations to the space constituting office area which the Lessee shall not remove and shall remain on the Leased Premises, or abandon the Leased Premises and surrender ownership and possession of the Lessee’s Work and such alterations, additions and improvements to the Lessor. In neither case will the Lessee be entitled to receive any compensation or indemnity in respect of such the Lessee’s Work and such alterations, additions or improvements or in respect of the removal thereof;

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14.7 Any legal hypothec filed against the Leased Premises or the Building for work claimed to have been done or materials furnished to the Lessee shall be discharged by the Lessee within Ten (10) days thereafter at the Lessee’s expense. In the event that the Lessee shall fail to cause any such legal hypothec to be discharged forthwith after being notified of the filing thereof, then, in addition to any other right or remedy of the Lessor, the Lessor may, but shall not be obliged to discharge the same by paying the amount claimed to be due plus any necessary amount on account of costs into Court or direct to such privileged claimant, and the amounts so paid by the Lessor and all costs and expenses, including judicial and extra-judicial fees incurred by the Lessor in procuring the discharge and obtaining radiation of the legal hypothec shall be due and payable immediately by the Lessee to the Lessor, on demand, such failure to radiate or discharge any such legal hypothec within the aforesaid delay shall constitute a default under this Lease. Furthermore, should action, suit or proceeding be brought upon such hypothec for the enforcement of same, the Lessee agrees, at its own cost and expense, to defend the Lessor therein, by counsel satisfactory to the Lessor, and to pay any damages and satisfy and discharge any judgement entered therein against the Lessor, as well as all costs and expenses, including judicial and extra-judicial costs incurred by the Lessee;

(15) EXPIRATION OF LEASE

15.1 The Lessee shall, at the expiration or sooner termination of the Term of this Lease, peaceably surrender and yield up unto the Lessor the Leased Premises, together with all additions, alterations, changes or erections (unless the Lessor has elected otherwise pursuant to Section 14 which at any time during the Term hereof shall be made therein or thereon, in good repair and condition subject to reasonable wear and tear only;

15.2 Notwithstanding the foregoing, the Lessee may, subject to the provisions of Section 14 at or prior to the expiration of the term hereof, remove its equipment and machinery, or other articles belonging to or brought upon the Leased Premises by the Lessee, provided that notwithstanding anything to the contrary herein contained, the Lessee at or after the termination of the Lease shall not remove from the Leased Premises any fixed partitions, plumbing equipment, heating equipment, air-conditioning equipment, local wiring including floor ducts, or telephone conduits, and no compensation shall be allowed to the Lessee for the same. Should the Lessor desire the Lessee to remove any of the foregoing items for his own reasons and purposes, he shall so notify the Lessee and the Lessee shall do so at the Lessee’s own expense and the Lessee will restore the Leased Premises to their original state, subject only to reasonable wear and tear. Should it be necessary for the Lessor to restore the Leased Premises to their original condition at his own expense, or should the Lessor be required to repair any damage caused by the removal of the aforementioned items, then any amount so spent by the Lessor shall be chargeable to the Lessee and payable by the latter as one of the obligations of the Lease;

15.3 The present Lease shall terminate ipso facto and without notice or demand on the date herein stated and any continued occupation of the said Leased Premises by the Lessee shall not have the effect of extending the period or of renewing the present Lease for any period of time and the Lessee shall be presumed to occupy the said Leased Premises against the will of the Lessor who shall thereupon be entitled to make use of any and all remedies by law provided for the expulsion of the Lessee for damages; provided, however. that the Lessor shall have the right at his option, in the event of such continued occupation by the Lessee, to give to the Lessee at any time written notice that the Lessee may continue to occupy the Leased Premises under a tenancy from month to month in consideration of a Guaranteed Minimum Monthly Rental equivalent to twice the rent payable per month as hereinabove set forth in Section 4.1 hereof;

(16) COMPLIANCE WITH LAWS AND REGULATIONS

16.1 The Lessee shall, at its own expense, promptly comply with the requirements of every applicable statute, law and ordinance, and with every applicable lawful regulation or order, with respect to the removal of any encroachment, or to the condition, maintenance, use or occupation of the Leased Premises, whether or not such alteration be required on account of any particular use to which the Premises, or part thereof, may be put, and whether or not such requirements, regulation or order be of a kind now existing or not; and shall comply with any applicable regulation or order of the Canadian Fire Underwriters’ Survey, or anybody having similar functions, or of any liability or fire insurance company by which the Lessor and/or the Lessee may be insured;

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16.2 The Lessee will not do, nor permit anything to be done on or about the Leased Premises or the Building which may injure, annoy or obstruct the rights of the Lessor, or of other tenants of the Building, or owners or occupants of adjacent or contiguous property, or do anything which is a nuisance;

(17) FAILURE OF LESSEE TO PERFORM

17.1 If the Lessee fails to pay any taxes, insurance premiums or charges which it has herein covenanted to pay. the Lessor may pay the same and shall be entitled to charge the sums so paid to the Lessee who shall pay them forthwith on demand, as Additional Rent and the Lessor, in addition to any other rights, shall have the same remedies and may take the same steps for the recovery of all such sums as it might have and take for the recovery of rent in arrears under the terms of this Lease; all arrears of rent and any monies due to the Lessor hereunder shall bear interest at the rate of Four Percent (4%) per annum over the prime lending rate of the bank of Lessor calculated monthly from the time such arrears become due until paid to the Lessor. For all amounts required to be paid by the Lessee other than the monthly rental, the above- mentioned interest shall commence to run five (5) days from the postmark of the notice or delivery of same to the Lessee;

(18) DEFAULT OF THE LESSEE

18.1 Each of the following events hereinafter called an (“Event of Default”) shall be a default hereunder by the Lessee and a breach of this Lease:

(a)	If the Lessee shall violate any covenant or agreement providing for the payment of rent and such violation shall continue for Ten (10) days (Three (3) days for default in rent payment) after written notice to the Lessee by the Lessor:

(b)	If the Lessee shall assign, transfer, encumber, sublet or permit the use of the Leased Premises by others except in the manner herein permitted;

(c)	If the Lessee shall be adjudged as bankrupt or make any general assignment for the benefit of creditors or take or attempt to take the benefit of any insolvency or bankruptcy legislation:

(d)	If a receiver or trustee shall be appointed for the property of the Lessee or any part thereof:

(e)	If any execution be issued pursuant to a judgement rendered against the Lessee; which execution is not contested by the Lessee within Fifteen (15) days;

(f)	If any person other than the Lessee has or exercises the right to manage or control the Leased Premises or any part thereof, or any of the business carried on therein other than subject to the direct and full supervision and control of the Lessee, otherwise than in conformity with these presents:

(g)	If the Lessee fails to take possession of or abandons the Leased Premises;

(h)	If the Lessee makes a bulk sale of its assets other than a bulk sale in connection with an assignment, transfer or sub-lease of the Leased Premises authorized by the Lessor or in accordance with the terms of the Lease;

(i)	If any steps are taken or any action or proceedings are instituted by any person for the dissolution, winding-up or liquidation of the Lessee or its assets, and which are not contested within the legal delays;

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(j)	If the Lessee shall be in default in fulfilling any of the other covenants and conditions of the Lease and such default is not rectified within the earlier of:

(i)	Twenty-One (21) days after written notice given by the Lessor to the Lessee stating with reasonable particularity the nature of such default: or

(ii)	Any delay stipulated in any specific provision of this Lease;

18.2 In the event that the Leased Premises shall be deserted or vacated, the Lessor shall be entitled, if he sees fit, to enter the same as the agent of the Lessee either by force or otherwise, without being liable for prosecution therefore and to reflect the same as the agent of and at the risk of the Lessee and to receive any rental therefor, the whole on account of any sums payable by the Lessee to the Lessor hereunder;

18.3 In the event that the Lessee is in default to fully, faithfully and punctually perform all of the obligations incumbent upon it hereunder, and the Lessor shall have instituted proceedings to cancel the present Lease, notwithstanding any law or custom to the contrary, the Lessee shall not have any right to prevent such cancellation or annulment by remedying its default or defaults, subsequent to the institution of such legal proceedings;

18.4 In the event that the Lessee becomes bankrupt or insolvent or makes an assignment or proposal under the provisions of the Bankruptcy Act, the Winding-Up Act, or other insolvency legislation in force at the time, this Lease, shall, at the option of the Lessor, terminate either forthwith, or at the end of the then current month or at the end of the then current year, the whole without prejudice to any rights, recourses or remedies which the Lessor may enjoy against the Lessee in damages or otherwise. Under the circumstances, and without prejudice to any other rights, recourses or remedies enjoyed by the Lessor, the Lessor shall be entitled to claim, by preference. six (6) months’ damages or accelerated Base Rent, which, for the purposes of the present Section shall be deemed to be six (6) times the aggregate of the monthly instalments of Rental then payable by the Lessee to the Lessor pursuant to the provisions of the Lease;

18.5 Reimbursement of attorney’s fees and disbursements (judicial and extra-judicial) to the extent of 20% of the amounts otherwise payable by the Lessee to the Lessor; if the default has not occurred in respect of monetary obligation, the amount of such compensation shall be the greater of $5,000 or $5.00 per square foot of the Gross Rentable Area of the Leased Premises.

(20) SUBORDINATION

20.1 The Lessor declares that it may assign its rights under this Lease to a lending institution as collateral security for a loan to the Lessor and in the event that such an assignment is given and executed by the Lessor and notification thereof is given to the Lessee by or on behalf of the Lessor, it is expressly agreed between the Parties that Lease shall not be cancelled or modified for any reason whatsoever without the consent in writing of such lending institution;

20.2 The Lessee hereby covenants and agrees that it will, if and whenever reasonably required by the Lessor and at the Lessor’s expense, consent to and become a party to any instrument or instruments permitting a mortgage, trust deed, or hypothec to be placed on the Leased Premises hereinabove described or any part thereof of which the Leased Premises are a part. as security for any indebtedness covered by the said trust deed, mortgage or hypothec, and subordinating this Lease to the said trust deed, mortgage or hypothec;

(21) LIABILITY AND INDEMNIFICATION

21.1 The Lessor shall not, be responsible for any damages suffered by the Lessee or any other person by reason of the ownership of, original defect in or want of repair of the Building or any part thereof and, without restricting the generality of the foregoing, there shall be no abatement from or reduction of rentals due hereunder nor shall the Lessee be entitled to damages, costs, losses or disbursements from the Lessor regardless of the cause or reason therefor on account of partial or total failure of, damage caused by lessening of supply of or stoppage of heat, air-conditioning, electric light, power, water, plumbing, sewage or any other service, nor on account of anything coming through or leaking from the roof skylights, trap doors, windows or otherwise or any defect or break in any pipes, tanks, fixtures or otherwise whereby steam, water, snow, smoke or gas, leak, issue or flow into the Leased Premises nor on account of any damage or annoyance occasioned by the condition or arrangements of any electric or other wiring, nor on account of any damage or annoyance arising from any acts, omissions or negligence of other tenants of the Building or the owners or occupants of adjacent or contiguous properties, nor on account of the making of any repairs, alterations, improvements, additions or structural changes to the Building or any part thereof or any property adjacent to the Building. In addition, the Lessor shall not be liable for any other damage to or loss, theft or destruction of property or death of or injury to any person or persons, including the Lessee at any time, in, on or about the Building, howsoever occurring:

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21.2 The Lessor shall not be excluded from liability hereunder in the circumstances where such damage has been caused by the fault, the negligence or wilful misconduct of the Lessor or its directors, officers, agents, employees, contractors, sub-contractors, servants, visitors, customers, invitees or licensees;

21.3 The Lessee does hereby agree to indemnify and save harmless the Lessor from and against any and all liabilities, damages, suits and actions (including judicial and extra-judicial fees and disbursements) arising out of:

(a)	Damage to the property of the Lessee, any sub-lessee or licensee of the Lessee, and all persons claiming through or under it, or any of them, or damage to any other property howsoever occasioned by the use or occupation of the Building or any part thereof:

(b)	Any breach, violation or non-performance of any covenant, condition or agreement set forth in the present Lease and contained on the part of the Lessee to be fulfilled, kept, observed or performed;

(c)	Any injury to any person or persons including death at any time resulting therefrom occurring in or about the Building;

(d)	Failure by the Lessee to fully, faithfully and punctually comply with all of the legitimate requirements of any public or quasi-public authority having jurisdiction relative to the the Building or any requirements of any insurance company or companies with which the Building or any contents thereof is insured or the Fire Underwriters’ Survey; unless caused by the fault, negligence or wilful misconduct of the Lessor or its directors, officers, agents, employees, contractors, sub-contractors, servants, visitors, customers, invitees or licensees;

21.4. The indemnification contemplated under the terms of the present Section, as well as all other indemnifications herein provided, shall survive the termination of this Lease in respect of claims the origin or cause of which arose during the Term hereof. Without in any manner limiting anything else contained herein, in the event that the Lessor or the Lessee, as the case may be, is made a party to any claim, action, suit or proceeding from and against which the Lessee or Lessor, as the case may be, has undertaken to indemnify and save the Lessor or the Lessee harmless, as the case may be, the Lessee or the Lessor, as the case may be, shall pay such claim or, at its own cost and expense defend in the Lessor’s or in the Lessee’s name, as the case may be, by an attorney or counsel named by the Lessor or the Lessee, as the case may be, such action, suit or proceedings as well as satisfy any condemnation or judgement against the Lessor or against the Lessee, as the case may be, in principal, interest and costs, the whole to the entire exoneration of the Lessor or the Lessee, as the case may be, or, in the alternative, shall furnish the Lessor or the Lessee as the case may be, with money to pay such claim;

(22) NOTICES OF ACCIDENTS

22.1 The Lessee shall give to the Lessor prompt written notice of any accident to or defects which may be the responsibility of the Lessor, in the pipes, air-conditioning equipment, electric wires, elevators, heating apparatus or other services, but if any such accident or defects have been caused by the negligence or fault of the Lessee, its officers, servants, or employees, the cost of repairing any damage caused and of repairing the defects or damage, shall be chargeable to and payable forthwith by the Lessee to the Lessor upon the rendering of an account;

(23) PLATE GLASS AND DOOR SIGNS

23.1 Any breakage of glass or plate glass or doors in or about the Leased Premises, and any damage to signs on Lessee’s doors, except breakage or damage caused by negligence of the Lessor or of its employees, servants or agents, shall be charged to and payable by the Lessee;

(24) OBSTRUCTIONS

24.1 The sidewalks, entries, passage corridors, elevators, and stairways shall not be obstructed by the Lessee, its officers, agents, servants, employees, or customers or used for any other purposes than for ingress and egress to or from the Leased Premises, and the Lessee shall save the Lessor harm from damages to persons or property because of any articles thrown by the Lessee, its officers, agents, servants, or employees out of the windows or doors, or down the passage or elevator shafts of the Building;

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(25) SERVICES

25.1 HEATING: The Leased Premises will be heated by the Lessor, at the Lessor’s expense, during all hours the Lessee operates its business, at any time of the year when heating is reasonably required. All heating costs form part of and are included in Base Rent.

25.2 CLEANING: The Lessee will be responsible for cleaning the Leased Premises at the Lessee’s expense.

25.3 AIR CONDITIONING: The Lessor shall provide air conditioning service at the Lessor’s expense, during all hours the Lessee operates its business, at any time of the year when air conditioning is reasonably required. All air conditioning costs form part of and are included in Base Rent.

25.4 GARBAGE REMOVAL: The Lessee shall remove the Lessee’s garbage and placing it in to the container on the rear or parking area or such other areas designated by the Lessor. No garbage of any kind shall be stored or otherwise left by the Lessee in common and service areas of Building.

(26) WAIVER

26.1 The failure of the Lessor or the Lessee to insist upon a strict performance of any of the agreements, terms, covenants and conditions hereof shall not be deemed a waiver of any rights or remedies that the Lessor or the Lessee may have and shall not be deemed a waiver of any subsequent breach or default in any of such agreements, terms covenants and conditions;

(27) NOTICE AND DEMANDS

27.1 Any notice or demand given by the Lessor to the Lessee shall be deemed to be duly given when served upon the Lessee personally or when mailed to the Lessee at the address of the Leased Premises. A copy shall be served or mailed by registered mail to:

Derhy Law Inc.

c/o Me Eva Derhy

200-1100 Sherbrooke W.

Montreal, Quebec, H3A 1G7

27.2 The Lessee elects domicile at the Leased Premises for the purpose of service of all notices, writs of summons or other legal documents in any suit at law, action or preceding which the Lessor may take under this Lease;

27.3 Any notice or demand given by the Lessee to the Lessor shall he deemed to be duly given when served upon the Lessor personally or when mailed to the Lessor at the address designated by the Lessor for purposes of payment of rent hereunder. A copy shall be served or mailed by registered mail to:

Fuller Landau LLP

c/o Michael Newton

Place du Canada,

300-1010 West rue de la Gauchetière,

Montreal, Quebec, H3B 2N2

And

AIZ Realties Ltd.

6525 Decarie Blvd, Suite 210,
Montreal, Quebec, H3W 3E3

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(28) ODOURS

28.1 The Lessee warrants that no obnoxious odours or dust or noise will emanate from the Leased Premises as a result of the operations conducted by the Lessee therein. Accordingly, the Lessee agrees that should such obnoxious odour or dust or noise condition exist, it will at its own cost and expense take such steps as may be necessary to rectify the same provided further that if the Lessee shall fail to commence to do so within seven (7) days and complete the same within a reasonable time after notice addressed to the Lessee by the Lessor, then the Lessor may proceed forthwith to take reasonable Measures to correct the situation and the Lessor shall be entitled to recover the cost thereof from the Lessee forthwith upon demand, such cost to be considered as Additional Rent hereunder;

(29) ADDITIONAL PROVISIONS

29.1 The Lessor shall cooperate with the Lessee in order to allow the Lessee to execute such reasonable documentation as will allow the Lessee to register this Lease in the land register, in compliance with the provisions of the Civil Code of Quebec. It is understood that said documentation will only contain reference to the Parties, the Leased Premises, the Land, the Commencement Date and the expiry date of the Term, together with any options or special rights granted to the Lessee. Under no circumstances will any reference will be made to any Base Rent or Additional Rent or other monetary considerations payable under this Lease.

29.2 Within thirty (30) days following the expiration of the Term or sooner termination of this Lease,the Lessee will cause the notice pursuant to Article 2999.1 of the Québec Civil Code to be radiated at the Lessee’s expense, failing which the Lessor will have the right to cause the said notice to be radiated at the Lessee’s expense. This obligation will survive the expiration of the Term or sooner termination of this Lease.

29.3 There is a Schedule of Rules and Regulation annexed hereto as SCHEDULE C and Lessee agrees to be bound by same. Any default thereunder shall be constituted a default hereunder. Furthermore, the Lessor reserves the right to make such other and further rules and regulations as in its judgement may, from time to time, be needful for the safety, care and cleanliness of the Building, and the comfort and convenience of the occupants thereof, provided. however, such other and further rules shall not be inconsistent with the proper enjoyment of the Lessee of the Leased Premises and the Lessee binds and obliges itself to abide by and follow such rules and regulations provided any future changes are communicated to it in writing, a default of same to be constituted a default hereunder;

(30) PARKING

30.1 The Lessee,’its employees and staff shall use the street parking at all times so as not to tie up the parking at the rear of the Building;

30.2 It is understood that the rear parking behind the Building shall be used for short term visitor parking for a maximum of sixty (60) minutes only and shall not be used by the Lessee and/or its employees or staff.

(31) LESSEE’S CONTRIBUTION AS ADDITIONAL RENT

31.1 All of the Lessee’s contributions, whether for repairs, insurance premiums, taxes, or otherwise, as hereinabove set forth, are Additional Rent, and any and all sanctions applicable for the non-payment of rental are applicable for the non-payment of such Additional Rent;

(32) DESCRIPTIVE HEADINGS

32.1 The descriptive headings of this Lease are inserted for convenience, for reference purposes only and do not constitute a part of this Lease;

(33) SECURITY DEPOSIT

33.1 The Lessor Acknowledges that it presently is holding a Security Deposit. In order to guarantee the performance of Lessee’s obligations under this Lease in an amount equal to of THREE THOUSAND THREE HUNDRED EIGHTY-SIX DOLLARS AND TWENTY-FIVE CENTS ($3,386.25) including GST and OST (the “Security Deposit”) to be applied against all amounts payable by Lessee to Lessor pursuant to this Lease, in the manner set forth in this Lease;

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33.2 Subject to the Lessor’s rights to confiscate and/or appropriate and apply all or part of the Security Deposit pursuant to this Lease, the Security Deposit will be held by the Lessor in the manner set forth in this Lease until thirty (30) days following the surrender of the Leased Premises to Lessor in conformity with the Lease;

(34) RELOCATION

34.1 The Lessor shall have the right, at the Lessor’s full expense at any time, notwithstanding anything contained herein, to relocate the Lessee to other premises within the Building, provided that the Lessor gives the Lessee four (4) months prior written notice of the date of relocation, that the Lessor pay the Lessee an indemnity equal to four (4) months of Base Rent and Additional Rent for the relevant calendar year(s) accompanied with said notice, that the Lessor pay all expenses incurred by the Lessee for the relocation, and that the new premises have a net area similar to Net Area, and Base Rent on a per square footage basis, remains unchanged. It is expressly agreed and understood that the relocation of the Lessee shall not affect any of the other provisions of this Lease, nor shall such relocation render these presents absolutely or relatively null.

(35) CREDIT VERIFIATION OF LESSEE

35.1 The Lessor’s acceptance of this Lease was conditional upon the Lessor’s being satisfied (at its sole discretion) with the results of a credit verification of the Lessee completed by Lessor prior to the execution of this Lease. The Lessee agrees to provide to the Lessor, upon request such information concerning its affairs as the Lessor may require.

(36) BROKERAGE COMMISSION

36.1 The Lessee warrants that save and except for A.I.Z., the present Lease was not negotiated through any broker or agent, and undertakes to hold the Lessor harmless from any commission or fee claimed.

36.2 The Lessor agrees, at his sole expense, to pay A.I.Z. a commission of FIVE PERCENT (5%) based on the Total Gross Lease Value for years one, two and three, which commission shall be due and payable upon acceptance of this Lease and undertakes to hold the Lessee harmless from any commission or fee claimed.

36.3 Furthermore, the Lessor agrees to pay commissions to A.I.Z. for any additional space leased to the Lessee, or for any extension or renewal of Lease, based on the rates hereinabove, payable when such additional space is leased to the Lessee or when Lease with the Lessee is extended or renewed, and undertakes to hold the Lessee harmless from any commission or fee claimed.

(37) UNDERSTANDING THIS LEASE

37.1 The Lessee recognizes that the essential stipulations of this Lease were negotiable and that he understands all of its stipulations and that the Lessor gave it adequate explanations with respect to the terms and conditions of this Lease.

(38) SIGNAGE

28.1 Lessee shall have the right to install, at Lessee’s cost, a sign above the front of the Décarie Boulevard entrance door to the Leased Premises. It is understood that the sign must meet with Lessor’s approval, which shall not be unreasonably withheld, and Lessee must conform to all applicable laws, regulations, by-laws, ordinances or requirements of any competent authority, and obtain all necessary permits therefore.

(39) LANGUAGE

39.1 The parties hereto have requested that these presents be made in English. Les parties ont requis que les présentes soient écrites en langue anglaise;

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AND THE PARTIES HAVE SIGNED AT THE PLACE AND ON THE DATE FIRST ABOVE WRITTEN:

SIGNED BY LESSEE		SIGNED BY LESSOR

SMART FOR LIFE CANADA INC.		THE LINGER CORPORATION

PER:	/s/ Ryan Zackon	PER:	/s/ Walter Bloom
	Ryan Zackon		Walter Bloom

PER:	/s/ Alan Bergman
Alan Bergman

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SCHEDULE “A” OF THE LEASE

LESSOR:	THE LINGER CORPORATION
LESSEE:	SMART FOR LIFE CANADA INC
DATE:	THIS 30TH DAY OF SEPTEMBER 2021
PREMISES:	6525, DECARIE, GR-3, MONTREAL, QC.

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SCHEDULE “B” OF THE LEASE

LESSOR:	THE LINGER CORPORATION
LESSEE:	SMART FOR LIFE CANADA INC
DATE:	THIS 30th DAY OF SEPTEMBER 2021
ADDRESS:	6525 DECARIE BLVD. Buite GR-3

The Lessee has examined the Leased Premises and accepts them in their present state and condition “As is”. The Lessee shall carryout the following work in the Leased Premises requested and paid for by the Lessee referred to as “Lessee’s Work” in accordance with the building’s standards of material and workmanship:

1)	Patch walls and Repaint interior
2)	New carpet in office spaces
3)	Remove 3 non-supporting walls between office spaces - This would create two front offices and one rear additional storage room which is already partially shelved.
4)	Remove dark tint and remove residue from inside of front facing window

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SCHEDULE “C” OF THE LEASE

RULES AND REGULATIONS

SCHEDULE ANNEXED TO LEASE

(1) This is a Schedule of Rules and Regulation annexed hereto and the Lessee agrees to be bound by same. Any default thereunder shall be constituted a default hereunder. Furthermore, the Lessor reserves the right to make such other and further rules and regulations as in its judgement may, from time to time, be needful for the safety, care and cleanliness of the Building, and the comfort and convenience of the occupants thereof, provided, however, such other and further rules shall not be inconsistent with the proper enjoyment of the Lessee of the Leased Premises and the Lessee binds and obliges itself to abide by and follow such rules and regulations provided any future changes are communicated to it in writing, a default of same to be constituted a default hereunder;

(2) The Lessor shall have the exclusive right to prescribe the weight and proper positions of metal safes or machinery as well as the right to prescribe the weight and position of any floor load. All damage done to the Building or Leased Premises by moving or using heavy equipment of any description or furniture contrary to the Lessor’s prescriptions shall be repaired at the expense of the Lessee. No such equipment or furniture shall be moved unless a time therefor has been arranged with and consented to by the Lessee;

(3) The Lessee shall not permit the introduction into the Leased Premises or the Building of any machine or mechanical device of any nature whatsoever which may be liable to cause objectionable noise or vibration or be injurious to the Leased Premises or the Building;

(4) Canvassing, soliciting and peddling in the Building are prohibited;

(5) The Lessor shall not permit any cooking in the Leased Premises without the written consent of the Lessor;

(6) Furniture, bulky articles and construction materials which the Lessee may require from time to time for the construction of internal partitions or for the purpose of effecting alterations or improvements shall be carried to the Leases Premises at such hour and in such manner as the Lessor may designate. Any damage which may be caused to the Building or the Leased Premises by the carrying of such furniture, bulky articles or construction materials to or from the Leased Premises shall be at the responsibility and cost of the Lessee;

(7) Any hand trucks, carryalls, or similar appliances used for the delivery or receipt of merchandise or equipment shall be equipped with rubber tires, side guards and such other safeguards as the Lessor shall require;

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(8) If any apparatus used or installed by the Lessee requires a permit as a condition for its installation, the Lessee must file a copy of such permit the Lessor;

(9) The Lessee shall not permit or allow any employees or other person to conduct any business or enterprise of any kind in or from the premises other than that specifically provided for in the present Lease;

(10) No animals or birds shall be brought or kept in or about the Leased Premises or the Building;

(11) No auction sales shall be allowed in the Leased Premises or the Building;

(12) The Lessee shall be responsible for the cleaning of any drapes and/or curtains that may be installed by the Lessee in the Leased Premises;

(13) The water closets and other water apparatus shall not be used for any purposes but those for which they are constructed, and no sweepings, rubbish, rags, ashes, chemicals or other substances shall be thrown therein;

(14) The Lessee will not do anything not permit anything to be done on the Leased Premises or in the said Building which may be injurious or annoying to the Lessor or to any person lawfully on the Leased Premises of the Lessor, or anything which the Lessor may deem to be a nuisance, or which may be calculated to damage the business or reputation of the Lessor, or the satisfactory operation of the Building, and the Lessee shall not do or permit anything to be done in or upon the Leased Premises or the Building which will in any way obstruct or interfere with the rights of any tenants or persons having business with them, or permit any employees to smoke or congregate in the halls of the said Building;

(15) The Lessee, when closing the premises, during the day or evening, shall have all windows closed, to avoid possible damage from fire, storms, rain or freezing, and will not shut off the radiators when the premises are locked.